Exhibit 10.1

Tai Yuan Hi-Tech Industrial Park

Factory Lease Agreement

This agreement is established between

Lessee, GSI Technology Taiwan Inc (hereinafter referred to as Lessee)

and

Lessor, Tai Yuen Textile Co., Ltd. (hereinafter referred to as Lessor)

for the purpose of reantal of properties in Tai Yuan Hi-Tech Industrial Park. Both parties to this agreement concur to comply with the conditions hereinbelow provided:

Article 1

Rented House

Lessor shall rent the following house to Lessee:

1.     House Location: first house at 6F-1,and second house at 5F-2, No. 30, Tai-Yuan St., Chu-Pei Li, Chu-Pei City, Hsinchu County

Area: 710.23 pings

2.     Both parties agree to transfer the house as it is.

Article 2

Rents

1.     Monthly rent shall be NT$605,640 inclusive of tax.

2.     Rent shall be paid every month, but Lessee shall draw 12 checks at a time which totally cover one-year rents to Lessor. The date of issue for a check shall be the fisrt day of the lease period in every month stipulated in the lease agreement. Lessor shall issue an invoice to Lessee after a check for paying the monthly rent has cashed. The rents for the 2nd year shall be paid in the same way; the checks drawn shall be given to Lessor before the last check, for the last term of the 1st year, cashes. If any of these checks drawn by Lessee can not be cashed on time, a penalty fine amounting to 1% of the monthly rent shall be calculated and paid every day.

Article 3

Guarantee (Deposit)

Lessee shall be obliged to submit a guarantee (deposit) in the amount of NT$1,816,920 (equal to a 3-month rent, inclusive of tax) upon the execution of this agreement. If Lessee owes any rents or damanges, Lessor may deduct such rents or damanges from the guarantee (deposit) first. After expiration of the lease when Lessee fully vacates the said premises, Lessor shall return the guarantee (deposit) in full, without any interest payment due, after deducting any fees unpaid by Lessee.

Article 4

Lease Period

The lease period shall be for a period of 3 years only, effective from Sep. 1, 2026 to Aug. 31, 2029. If Lessor wants to rent the house continuously after expiration of the lease agreement, Lessee has the priority right to rent it first, but Lessee shall notify Lessor of such intension 3 months before the lease expiration, and the lease conditions in the next lease agreement shall be negotiated again.

Article 5	Use of Rented Property

1.     Lessee shall neither sublet, loan nor transfer the rental of, nor institute any means that may submit a portion or the entirety of the house to the usage or facility of a third-person, without the prior consent of Lessor.

2.     Lessee shall abidy by laws and Tai Yuan Hi-Tech Industrial Park Regulations, and shall not use the house for any illegal purposes or for storage of dangerous materials that are hazardous to public safety.

3.     If an interior decoration becomes necessary, Lessee shall be obliged to obtain the prior consent of Lessor before effecting such interior decoration; however, Lessee shall be obliged to ensure that such interior decorating shall not, in anyway, destroy the original construction of the house or violate any laws. Should any law be violated because of such decoration, Lessee shall restore to its original condition; otherwise Lessor may terminate the agreement. When Lessor terminates this agreement, Lessee shall take back all decorated articles and equipment and be obliged to restore the house into its original condition on the time the house is due for return to Lessor. Any damage to a 3rd party shall be compensated by Lessee. If Lessor suffers loss consequently, Lessee shall compensate and be responsible for all expenses of Lessor.

4.     Lessee shall have public accident insurance (Insurance Amount: More than NT$20,000,000 for body injuries per incident; More than NT$2,000,000 for house loss per incident) and fire legal responsibility insurance. Should Lessee fail to obtain any of the above insurance and thus cause any loss to a 3rd party or Lessor, Lessee shall be responsible for compensation of such loss.

Article 6

Damage and Repair

1.     For any damage or destruction to the house that is ascribed to Lessee’s responsibility, Lessee shall be held liable for repair or damages.

2.     For any damage or destruction to the house that is not ascribed to Lessee’s responsibility, Lessor shall be held liable for repair. If Lessor fails to repair within the period demanded by Lessee, Lessee may repair or have a repairperson repair, and repair expenses shall be paid by Lessor.

Article 7	Expense and Tax

1.     House tax and land tax shall be at the expense of Lessor, whereas, all utility bills, telecommunication expense, cleaning expense, waste cleaning expense, equipment rapair & maintenance expense, management expense and other necessary expenses to be paid for using the house shall be at the expense of Lessee.

2.     Lessee shall pay the above-mentioned expenses on time regardless of whether Lessee uses the house during the lease period or not.

Article 8	Breach of Contract & Punishmnet

1.     If Lessee violates the agreement while using the house and fails to correct or fails to completely correct within 7 days after Lessor’s notification, Lessor may terminate the lease agreement.

2.     If either of the parties violates the agreement and thus damages the other party’s rights, the violating party shall compensate the other party for the loss and other relevant expenses.

3.     At the expiration of the lease, except if Lessor consents to continue the lease of the house, Lessee shall be obliged to return the house to Lessor, in the spirit of goodwill, fully vacated and under the same conditions that it was leased. Lessee shall not issue any cause for denial nor present any protest to such a turnover. In the event that Lessee shall fail to return the house on time, then Lessor shall demand the payment of a breach of contract penalty amounting to one-time the amount of the agreed rent, for the period starting from the day following the expiration date until the last day that Lessee remains in occupation of the house.

4.     Should Lessee fail to make the rent payment for 2 months, Lessor may terminate the lease agreement.

5.     If Lessee violates the agreement while using the house and fails to correct or fails to completely correct within 7 days after Lessor’s notification, Lessor may terminate the lease agreement. For any loss or damage, Lessor may ask for compensation.

Article 9

Lease Termination

1.     If one party decides to terminate this agreement before expiration of the lease, the terminating party shall obtain the written consent of the other party. If Lessee wants to move out of the house while lease agreement is still in effect, Lessee shall give a 3 months written notification to Lessor and pay the amount of a 3-month rent to Lessor as comensation. If Lessor wants to tack back the rented house earlier before expiration of the lease, Lessor shall also give Lessee a 3 months written notification and pay the amount equial to a 3-month rent to Lessee as comensation.

2.     Lessee shall be obliged to fully vacate and restore the house into its original condition on the time the house is due for return to Lessor. At the expiration of this agreement, any furniture, machin or item that Lessee has failed to take out of the house during the vacation of the house, shall be regarded as junk or abandoned item, the settlement of which shall be left to the discretion of Lessor. Any expenses incurring shall be paid by Lessee or deducted from the guarantee (deposit) first. Lessee shall make any causes to claim any rights or ask any expense from Lessor.

Article 10

Notarial Lease Agreement

1.     Lessor and Lessee shall deal with notarization of the lease agreement together, and the notarization fee shall be paid by both parties averagely.

2.     Should Lessee fail to pay rents or any penalty due to breach of contract, or refuse to vacate and move out of the house at the expiration of the lease agreement, such payment or moving out will be enforced according to the law. Should Lessor fail to return the guarantee (deposit) under the lease agreement, such return will be enforced according to the law.

Article 11	Jurisdiction Both parties agree that for any lawsuit involving the lease agreement, 1st trial court shall be Hsinchu District Court.

Article 12	Other Condistions

1.     After being given the house, Lessee shall pay the expenses stipulated in Article 7 of this lease agreement.

2.     The lease agreement is made in quadruplicate. Ecah party shall keep on copy; each of the court and the office of notary public shall keep one copy.

Signed by:	Lessee	GSI Technology Taiwan , Inc, (with seal)
	Legal Representative:	Wu, Bor-Tay (with seal)
	Uniform No.:	53292218
	Address:	6F-1, No. 30, Tai-Yuan St., Chu-Pei Li, Chu-Pei City, Hsinchu County
	Tel:	(03) 5525345

	Lessor	Tai Yuen Textile Co., Ltd. (with seal)
	Legal Representative:	Hu, Kuang-Hua (with seal)
	Uniform No.:	03516001
	Address:	8F, No. 2, Dun Hua S. Rd., Sec. 2, Taipei City
	Tel:	(02) 2755-2222

Aug. 18th , 2026